Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Invivo Therapeutics Holdings Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share, issuable upon the exercise of pre-funded warrants	457(c)	1,190,476 (2)	2.20 (5)	$2,619,047.20	0.00011020	$288.62 (6)
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share, issuable upon the exercise of preferred investment options	457(c)	1,714,286 (3)	2.20 (5)	$3,771,429.20	0.00011020	$415.62 (6)
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share, issuable upon the exercise of preferred investment options	457(c)	111,429 (4)	2.20 (5)	$245,143.80	0.00011020	$27.02 (6)
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-
	Total Offering Amounts					$6,635,620.20	0.00011020	$731.26
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$731.26

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Consists of up to an aggregate of 1,190,476 shares of common stock issuable upon the exercise of pre-funded warrants.

(3)	Consists of up to an aggregate of 1,714,286 shares of common stock issuable upon the exercise of preferred investment options.

(4)	Consists of up to an aggregate of 111,429 shares of common stock issuable upon the exercise of placement agent preferred investment options.

(5)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock of InVivo Therapeutics Holding Corp. on the Nasdaq Capital Market on November 4, 2022 (such date being within five business days of the date that this registration statement was first filed with the SEC) in accordance with Rule 457(c) of the Securities Act.

(6)	Calculated pursuant to Rule 457 promulgated under the Securities Act by determining the product of (i) the proposed maximum aggregate offering price and (ii) 0.00011020.